EXHIBIT 10.16

Contract No 010/12/03-IP sale and purchase

Dated: October 23, 2003

SRL ASCONI, created and acting under the legislation Republic of Moldova, represented by the General Director, Mr. Jitaru C., and acting in accordance to the by-laws of the company, hereinafter referred to as the “Seller,” on one part, and

BONUS - BORD LTD., represented by the Levacov A. acting in accordance to the by-laws of the company, hereinafter referred to as the “Buyer,” as another part, have executed the present Contract as provided herein below:

1. Object of the Contract

1.1.	The Seller sells, and the Buyer buys wine products of SRL ASCONI production, hereinafter referred to as “Goods”

Contractual assortment, total quantity and unit price of Goods for each shipment will be determined in a subsequent Annexes to the present Contract, which will form it’s integral parts, on FOB shipping terms to Mereni (Incoterms 2000).

2. Price and total product valuation

2.1	The price is established in US dollars. FOB shipping Mereni (Incoterms 2000)

2.2	The amount of Goods supplied by this contract, is 10,000,000 bottles.

2.3	The total amount of this agreement is $10,000,000.00 USA.

2.4	All Goods are to be supplied by single consignments in accordance with the specifications, which shall include originator’s name, destination details as well as description of Goods, quality and price. Each specification is an integral part of this contract.

3. Payment terms

3.1.	Payment is realized at a rate of complete cost of the consignment in US dollars.

3.2	Buyer makes the payment during 60 days from the date product was imported to the Russian Federation (RF).

3.3	Method of payment - bank transfer on the settlement account of the Seller or parties assigned by the Seller in writing by signing an additional amendment to this contract.

4. Excise Stamps

4.1.	Every bottle should have excise stamps on its neck, in correspondence to legislation of the Russian legislation.

4.2	Buyer shall purchase excise stamps on his own account.

4.3	Buyer shall provide excise stamps to Supplier. Place Chisinau.

4.4	Excise stamps must be accounted for as the legislation of the Russian Federation requires, the seller is responsible for excise stamps from the moment of receiving them and must return every one of them as Buyer request as per one of the following alternatives:

4.4.1	Glued to the shipped Goods with appropriate shipping documentary support (upon arrival of the Goods to destination)

4.4.2	Damages stamps shall be glued to blank sheets of paper as require by the legislation of the Russian Federation and returned to the buyer within 10 days upon the delivery of the shipment for which the stamps were transferred.

4.5	The losses resulted from damage or improper marking of the Goods and/or gluing of excise stamps are covered by the Seller. In case when excise marks can’t be processed, Seller is obligated to return the marks to the Buyer in reasonable time.

4.6	Unused excise marks must be returned to Seller not latter then last consignment of Goods. Buyer has right to ask for return of unused and damaged marks anytime.

4.7	In case Seller refuses to realize obligations, he is responsible for all expenses and must return excise mark to customs.

4.8	In case of cancellation of this Contract Seller returns to Buyer excise marks in 10 days.

4.9	If the seller fails to return the excise stamps as described in items 4.4-4.8 above, the seller shall pay the penalty in the amount of the cost of the stamps and the amount of the customs duty established by the legislation of the Russian Federation.

5. Quality of Goods

5.1	The Seller is responsible for the quality of the Goods. The quality of the Goods should be in absolute accordance with the SM (Standard of Moldova) 117, SM118, which is indicated on the bottle label and confirmed by the International Quality Certificate.

5.2	Within the present Contract under “quality” of the Goods is understood a set of all of the below mentioned characteristics:

a)	Producer’s Quality Certificate;

b)	National Certification System protocols.

c)	Certificate of compliance issued by the National Certification System.

The certificates issued by the corresponding bodies must accompany each shipment.

6. Delivery – Acceptance of Goods

6.1.	The delivery-acceptance of Goods per quantity in a lot is effected upon arrival of the respective lot of Goods to warehouse for short term storage of the Buyer in Orel. Delivery-acceptance statement per quantity of the Goods shall be signed by representatives of the Parties in two originals (one for the Buyer, one for the Seller).

6.1.1.	In the absence of the Seller’s representative during the delivery-acceptance the representative of the transport company delivering the Goods to the place of the Goods’ acceptance in the point of destination is entitled to sign the delivery-acceptance statement without additional conditions

6.1.2.	In case of shortage of the Goods the Buyer has the right to accept and to pay the actually delivered quantity of the Goods. In such a case the Seller shall provide a written explanation of the reasons of the Goods shortage and shall report to the Buyer about the excise stamps not delivered with the Goods.

6.2.	Delivery-acceptance in respect of quality and/or safety of the Goods.

6.2.1.	In case of deficient- Goods disclosure the Buyer shall immediately inform the Seller which within 72 (seventy two) hours from the moment of the notice reception shall forward his delegate at large to Orel to select the samples. If representative of the Seller fails to arrive to Orel at a stated time the Buyer has the right to select the samples together with representatives of an independent laboratory without participation of representatives of the Seller. If the quality or safety of the Goods does not correspond to the contract conditions it must be confirmed by inspection report issued by an independent Russian competent authority.

6.2.2.	Upon discovering of deficient-quality Goods the Buyer forwards a claim to the Seller and has the right to accept all low-quality Goods in deposit until the decision of its further use is made. Such decision must be made not later than 30 (thirty) days after the date of claim and a copy of inspection report reception by the Seller.

6.2.3.	The losses suffered by the Buyer due to delivery of low-quality Goods shall be fully covered by the Seller.

6.3.	The delivery-acceptance term in respect of quantity inside the package is the time of the Goods transfer from representative of the Seller to the Buyer and in respect of marking and appearance of the Goods within 30 (thirty) calendar days after the date the Goods arrival to the warehouse of the Buyer.

6.3.1.	If improper marking and/or appearance of the Goods is discovered that makes it impossible to sell the Goods including those concerned with improper gluing of excise stamps the Buyer shall issue a respective Statement and immediately inform the Seller about it. Within 7 (seven) working days from the notice date the Seller must forward his representative to Orel in order to draw up a respective Statement otherwise the Buyer has the right to write off the said Goods basing on the Statements of Independent Inspection at contract prices of the Goods.

6.3.2.	The losses of the Buyer resulted from shortage of the Goods quantity inside the packages shall be covered by the Seller at contract prices of the Goods provided that the Statement of independent inspection is made.

6.3.3.	The losses of the Buyer resulted from damage or improper marking of the Goods and/or gluing of excise stamps are covered by the Seller.

6.4.	Costs of the Goods acceptance and inspection shall be paid at the Buyer’s expense. Such expenses incurred by the Buyer in case of low-quality, unsafety, improper marking or appearance of the Goods as well as those related to the expert confirmation of quantity inside the packages shall be fully reimbursed by the Seller.

6.5.	As to the Goods recognized defective and/or not subject to sell the Seller is obliged to diminish the amount of the Buyers debt by the value of such Goods and if the Goods is paid then to return the paid amount in currency of payment and to compensate the losses (taxes paid for customs clearance, custom duties, transport charges and other expenses).

7. Obligations of parties

7.1	Seller Obligations:

7.1.1	Deliver Goods which quality description should correspond to requirements of Country Producer and RF.

7.1.2	Provide the shipper with the documentation necessary for the shipment and receipt of Goods.

7.1.3	Realize custom registration of exported Goods and pay applicable taxes and custom duty for exporting the Goods.

7.1.4	Take the risk, the Goods are exposed to and the expenses related to the Goods, up to the moment of the transfer as per the shipping terms indicated in the Contract.

7.1.5	Inform the buyer of the temperature conditions required to ensure preservation of the Goods.

7.2	Buyer Obligations:

7.2.1	Pay the cost of the Goods in accordance with the Contract terms.

7.2.2	Receive on his risk and account, any license, to import Goods and perform all custom documentation, necessary to import to the Russian Federation.

7.2.3	Receive the Goods and documentation from Seller.

7.2.4	Be responsible for all the risks of Goods destruction or damaging from the moment of delivery as per the shipment terms of this Contract.

7.2.5	Perform and pay all expenses from the moment of delivery, including expenses for delivery and unloading destination.

7.2.6	Provide temperature condition for storing of Goods, recommended by Seller.

7.2.7	In correspondence to Moldovan Legislation Buyer shall provide to the seller a copy of the import tax declaration (GTD), with the customer’s stamp on it and also a copy of Invoice with all customs transits. Above documentation shall be provided by Buyer no later then 10 days from the moment of customs clearance of Goods on Russian territory.

8. Terms of shipment occurrence

8.1	Goods shall be supplied within 15 days after coordination between the parties on a specific consignment of Goods.

9. Packing and Marking

9.1	Packaging shall correspond to RF standard and provide safety of Goods during transportation and appropriate handling, while loading and unloading the Goods. The buyer shall prepare accompanying documentation for each rail car with the following information:

a)	Destination

b)	Contract number

c)	Description of Goods

d)	Gross and net weight

e)	Originator

f)	Receiver

g)	Number of excise stamps, glued on to the Goods.

9.2.	Marking of Goods should correspond to all necessary requirements of the destination country.

10. Documentation

10.1	For any and all shipments the Seller must issue a full set of the following documents:

1)	Way – Bill (CMR);

2)	Certificate of Compliance;

3)	Lab testing certificate

4)	Certificate of Goods Origin

5)	Invoice where all prices and amounts shall be in the currency of the contract (USD);

6)	Copy of the application for excise stamps, receipt for stamps, commitment to import Goods by the buyer (provided by the buyer during the transfer of excise stamps).

7)	Quality Certificate issued by the producer;

8)	Original Declaration for export;

9)	Copy of Expert Statement certified by the chamber of commerce of the country of origin.

10)	Producer’s Price List on shipping terms FOB shipping Mereni certified by the chamber of commerce of the country of origin;

11)	Calculation of product in correspondence with FOB shipping Mereni;

12)	Front and back labels, two copies of each item of Goods shipped;

13)	Bill of rail car Loading with the number of bottles, serial excise stamps and number of declaration for buying excise stamps. Seller shall fax copies of documents to the buyer within 24 hours upon shipment.

10.2	24 hours before loading Seller must fax to Buyer unloading notification where all Goods are listed.

10.3	Seller shall provide to the Buyer for certification not less then 3.5 liter of each type of Goods.

11. Responsibilities of Parties

11.1.	In case of non-performance or insecure execution of one of the Party, the guilty one indemnifies for loses.

11.2.	If the term of payments are violated, Buyer should pay the fine at a rate of 0,3% from cost of the Goods for every delay day.

11.3.	At exhibiting by the Seller of the invoice to address of the Buyer, on advance payment for the delivered Goods, and delayed shipment of the Goods, the Seller pays to the Buyer the fine at a rate of 0,3% from cost of the Goods not delivered in time for each working day of delay of terms of shipment.

12. Force-Major

12.1.	Should any circumstances arise which prevent the complete or partial fulfillment by any of the Parties of their respective obligations under the present Contract namely; fire, acts of the elements of war, military operations of any character, blockade, prohibition of export or import or any other circumstances beyond the control of the Parties, the time stipulated for the fulfillment of the obligations shall be extended for a period equal to that during which such circumstances last. Certificates issued by the Chamber of Commerce, Republic of Moldova or USA, shall be sufficient proof of such circumstances and their duration.

12.2.	If the above-stated circumstances proceed more, than 3 (three) months, each of the Parties has the right to discontinue any further fulfillment of their obligations according to the present Contract; and in such case any of the parties has not the right to require from other party compensation of the possible losses, except repayment of debts having a place up to the moment of Force-Major arising.

12.3.	The Party, for which it became impossible to fulfill its obligations according to the present Contract, is obliged to advise immediately (not later than 3 days) other Party about the beginning and about the termination of events interfering fulfillment of the obligations. In case the first party no informs the second Party about arising of the Force-Major circumstances, the first Party loses the right to refer to them in connection with default of the Contract obligations.

12.4.	At advance cancellation of the Contract of the Party should settle up under all obligations (including settlement of debts), arisen up to the moment of cancellation of the Contract.

13. Arbitrage and Applicable Law

13.1.	All disputes, arising between the parties at signing, execution or avoidance of the present Contract, the Parties under take to decide through negotiations.

13.2.	In case of impossibility of put of rights by negotiations of the Party preliminary measures on its pre-trial settlement take by presentation to a party in fault of the claim, by applying to the International Commerce Arbitrage Court at the Chamber of Commerce of the Russian Federation. The applicable law if the law of the Russian Federation.

13.3.	The decision of the Arbitrage shall be final for both parties.

14. Language

14.1	Present Contract has been drawn in Russian language.

14.2	All correspondence regarding this Contract is in Russian.

15. Enclosed Status

15.1	Both Parties involved are in no way allowed to transfer their obligations under the present Contract, unless otherwise agreed by both sides in written form.

15.2	By signing of the present Contract both Parties agree, that all previous commitments, agreements, contracts and so forth shall be considered null and void.

15.3	All notices sent by parties in relation with this Contract shall be in writing and shall be considered as performed properly if they are sent by certified mail, telegraph, teletype, fax or by courier in person to the legal addresses of the parties as indicated herein, unless other terms are not specified.

15.4	The parties agree not to disclose the content and terms of this contract, other information regarding the parties, parices and volumes of shipments of Goods.

15.5	The present Contract shall be considered in force from the moment of signing by both Parties involved, and will be valid for a period of 1 (one) year from the date of signing. The present Contract may be extended after the said period providing both Parties agreement.

Legal Address for both Sides.

Seller	Buyer
SRL ASCONI	BONUS - BORD LTD

Republic of Moldova	The Russian Federation
District Chisinau	1024040 Oreol
Village of Puhoi	Kinoprokatnyi per. 1

/s/ C. Jitaru	/s/ A. Levakov
C. Jitaru	A. Levakov
Authorized Signature	Authorized Signature
General Director	General Manager